POWER OF ATTORNEY


     The undersigned Donald R. Sweitzer hereby designates, constitutes and appoints each of William B. Danzell, Nigel P. Hebborn and Benjamin M. Alexander singly, my true and lawful attorney and authorizes each of them singly to sign for me and in my name any Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 relating to Nestor, Inc., such power and authority to remain in force until June 30, 2007.


     IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney as a sealed instrument this 8th day of July 2004.



                                                     /s/Donald R. Sweitzer
                                                     --------------------------
                                                     Donald R. Sweitzer